NorthStar Financial Services Group, LLC

Code of Ethics

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NorthStar Financial Services Group, LLC Code of Ethics

November 1, 2016 to Current

Table of Contents

I.	Introduction
II.	Definitions
III.	General Principles
IV.	Standards of Business Conduct
V.	Prohibition Against Insider Trading
VI.	Personal Securities Transactions
VII.	Interested Transactions
VIII.	Gifts and Entertainment
IX.	Protecting the Confidentiality of Client Information
X.	Service as a Director
XI.	Certification
XII.	Records
XIII.	Reporting Violations and Sanctions
XIV.	Ethics Training

Schedule A – Schedule of Affiliated Companies

Schedule B – Designated Custodians

Schedule C – Frequently Asked Questions about Code of Ethics

Schedule D – Summary of Reporting Requirements

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I.	Introduction

This Code of Ethics (this “Code”) has been adopted by NorthStar Financial Services Group, LLC and its affiliated companies (refer to the attached Schedule A, “Schedule of Affiliated Companies” for a list of affiliated companies (each, an “Affiliated Company”) to which this Code applies, collectively, “NorthStar”), including, specifically CLS Investments, LLC, a registered investment adviser(“CLS”), Northern Lights Distributors, LLC, a registered broker-dealer (“NLD”), and Gemini Alternative Funds, LLC, a registered commodity pool operator/commodity trading adviser (“GAF”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Additionally, registered personnel are subject to further requirements as mandated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and persons associated with GAF may be subject to further requirements as mandated by the National Futures Association (“NFA”). Certain policies and procedures discussed in this document have been designed to help meet those obligations.

This Code establishes rules of conduct for all “Supervised Persons” of NorthStar. As explained further in the “Definitions” included with this Code, “Supervised Persons” include our employees and officers, as well as certain independent contractors and certain registered representatives. The general ethical principles and personal securities reporting provisions of this Code apply to all employees and other “Access Persons” of NorthStar, although many provisions of this Code are written to specifically address the duties and obligations of employees of CLS and NLD under the Advisers Act and the Investment Company Act, respectively. This Code is based upon the principle that NorthStar and its Supervised Persons owe a fiduciary duty to their clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with their respective company, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by NorthStar continue to be applied. The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

In meeting any fiduciary responsibilities to its clients, NorthStar expects every employee to demonstrate the highest standards of ethical conduct for continued employment with NorthStar. Strict compliance with the provisions of the Code shall be considered a basic condition of employment. NorthStar's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single Securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment with NorthStar.

This Code and other NorthStar policies and procedures (including those of CLS, NLD, and GAF, as relevant) address certain specific elements of NorthStar’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which a consideration of NorthStar’s fiduciary obligations will arise. Accordingly, NorthStar expects all Supervised Persons to adhere strictly to the specific requirements of this Code and other firm policies and procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with NorthStar’s fiduciary obligations.

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Each Affiliated Company, through its compliance officers, legal counsel, and/or other designated personnel, is responsible for the day-to-day administration of this Code with respect to those Access Persons under the direct supervision and control of such Affiliated Company. Note that some Affiliated Companies may impose greater restrictions than those described in this Code, and those restrictions have been noted where possible within this Code. All questions regarding specific restrictions should be directed to the Affiliated Company’s chief compliance officer, as available, or to such Affiliated Company’s designated legal counsel.

To the extent a Supervised Person is registered as a representative of NLD, as an investment adviser representative of CLS, or as an associated person or principal of GAF, such persons are encouraged to seek the guidance from such Affiliated Company’s respective chief compliance officer (as applicable, each such individual is referred to herein as the “Chief Compliance Officer”) for all questions regarding the application of specific restrictions to their activities. It is each Supervised Person’s responsibility to understand this Code as well as its requirements and application as they relate to both personal and work related activities.

The Chief Compliance Officer will periodically report to senior management of NorthStar to document compliance with this Code.

NorthStar has engaged Schwab Compliance Technologies, Inc. (“Schwab CT”, f/k/a Compliance11) which provides an automated system for administration of the Code. The Schwab CT system provides a means of making all reports and certifications required under the Code in an electronic format. The Schwab CT system will send automatic reminders via email to all persons covered by the Code in order to ensure deadlines are not missed. Should you have any questions about the Code or the Schwab CT system, please contact the Chief Compliance Officer or his/her designee.

For answers to commonly asked questions about your obligations under this Code, please refer to Schedule C for a list of “Frequently Asked Questions” and the applicable responses. You may also find it helpful to refer to Schedule D, which includes a summary of your Reporting Requirements under the Code.

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II.	Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Restricted Fund; or is involved in making Securities recommendations to clients; provided, that individuals who are Supervised Persons solely as a result of their service as a non-employee director, manager, or officer or their engagement as an independent contractor shall not be considered “Access Persons” for purposes of this Code.

•	“Account” means accounts of any Access Person and includes accounts of the Access Person’s Family Members and any account in which he or she has a direct beneficial interest, such as trusts and custodial accounts subject to control by the Access Person or other accounts in which the Access Person exercises influence or control or has investment discretion; provided, that an employee’s NorthStar 401(k) account shall be excluded from “Account” covered under this Code.

•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of such Act and the rules and regulations thereunder. Generally, “Beneficial Ownership” means ownership of Securities or Securities accounts by or for the benefit of a person, or such person’s “Family Member,” including any account in which the person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.

•	“Control” means the power to exercise a controlling influence over the management or policies of NorthStar. See Section 2(a)(9) of the Investment Company Act.

•	“Designated Custodian” refers to the custodial firms listed on Schedule B where Access Persons must maintain their covered Accounts.

•	“Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage, or otherwise, who either resides with, is financially dependent upon, or whose investments are controlled or partially controlled by that person. The term also includes any unrelated individual whose investments are controlled or partially controlled by that person, such as a “significant other.”

•	“Fund” means an investment company registered under the Investment Company Act, including open-end and closed-end investment companies.
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•	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

•	“Investment Personnel” means (1) any employee of NorthStar (or of any company in a Control relationship to NorthStar) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities, and (2) any natural person who Controls NorthStar and who obtains information concerning recommendations made regarding the purchase or sale of Securities.

•	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933, as amended.

•	“Reportable Security” means any Security, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, other than exchange-traded funds (“ETFs”) or Restricted Funds; (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless NorthStar or a Control affiliate acts as the investment adviser or principal underwriter for the Fund; and (vi) transactions and holdings in a spouse’s retirement plan controlled by the spouse’s employer, provided the employee does not participate in the investment decisions or provide any advice with respect to the allocation of such Account.

•	“Restricted Fund” means any Fund or private fund that NorthStar or an Affiliated Company acts as the investment adviser, principal underwriter, fund accountant, or fund underwriter for the Fund or provides compliance services to the Fund (these Funds are flagged in the Schwab CT system).

•	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. See Section 202(a)(18) of the Advisers Act.

•	“Supervised Person” means managers, officers and partners of NorthStar (or other persons occupying a similar status or performing similar functions); employees of NorthStar; independent contractors accessing non-public information regarding NorthStar’s clients during such contractor’s engagement with NorthStar; and any other person who provides advice on behalf of NorthStar and is subject to NorthStar's supervision and control.
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•	“Third Party Managed Account” refers to an Account where a third party has investment management discretion regarding Securities transactions pursuant to a written, executed investment management agreement or advisory agreement addressing the Account or otherwise. Whether an Account is considered a Third Party Managed Account rests in the discretion of the Chief Compliance Officer or his or her designee, in consultation with the legal department, based on its assessment of the risks presented by such arrangement. No Access Person shall consider an Account to be a Third Party Managed Account until he or she has received approval from the Chief Compliance Officer or his/her designee. The Chief Compliance Officer reserves the right to revoke approval of a Third Party Managed Account at any time, for any reason.
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III.	General Principles

This Code is designed to promote the following general principles:

•	NorthStar and its Supervised Persons have a duty at all times to place the interests of clients first.

•	NorthStar and its Supervised Persons have a duty of loyalty to clients.

•	Access persons must conduct their personal securities transactions in a manner that avoids an actual or potential conflict of interest or any abuse of trust and responsibility.

•	Access persons may not use knowledge about current or pending client or portfolio transactions for the purpose of personal profit.

•	Information concerning clients (including former clients) must be kept confidential, including the client’s identity, holdings, and other non-public information.

•	Independence in the investment decision-making process is paramount.

•	Supervised Persons may not give or receive gifts or participate in entertainment beyond the parameters set forth in this Code to avoid even the appearance of favoritism or impropriety.

•	Where NorthStar is in a position to direct brokerage transactions for the client, NorthStar has a duty to obtain best execution for such client’s transactions.

•	NorthStar will ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances.

The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

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IV.	Standards of Business Conduct

NorthStar places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in NorthStar and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals.

A.	Compliance with Laws and Regulations

In addition to adhering strictly to the specific requirements of this Code and all other NorthStar policies and procedures, NorthStar expects all Supervised Persons to respect and comply with applicable federal and state securities laws and regulations. This includes prohibiting any activity which directly or indirectly:

•	Defrauds a client in any manner;
•	Misleads a client, including any statement that omits material facts;
•	Operates or would operate as a fraud or deceit on a client;
•	Functions as a manipulative practice with respect to a client; or
•	Functions as a manipulative practice with respect to securities.

Pursuant to Section 206 of the Advisers Act, both NorthStar and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means, where applicable, that NorthStar has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. This Code also contains policies and procedures with respect to personal securities transactions of all Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has Beneficial Ownership in or Accounts over which the Access Person exercises control as well as transactions by the Access Person’s Family Members.

B.	Conflicts of Interest

Conflicts of interest may come about any time there may be an incentive to favor one party over another. Given the nature of NorthStar’s business and business relationships between Affiliated Companies, conflicts can arise in various contexts. Where possible, our objective is to avoid any conflict between NorthStar, Supervised Persons, and the client. For example, a conflict may arise when there is an opportunity to give preferential treatment to one client or portfolio relative to other clients for a number of reasons. A conflict can also come into play when there is an opportunity to take advantage of information, particularly regarding current or pending client or portfolio trades, for personal profit. Other conflicts may not always be clear-cut.

As an integral part of NorthStar’s fiduciary obligation, Supervised Persons are obligated to avoid conflicts of interest wherever possible and to fully disclose all facts concerning any conflict that may arise. Questions

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regarding a potential conflict should be fully vetted with the Chief Compliance Officer or his/her designee and appropriate legal counsel before any further action is taken.

C.	Confidentiality

NorthStar and its Supervised Persons share a duty to ensure the confidentiality of client information, including account numbers, client holdings, transactions, and securities recommendations. Supervised Persons may not misuse or disclose such information, whether within or outside of NorthStar, except to authorized persons who require the information for legitimate business purposes or to fulfill their responsibilities. To ensure this duty is fulfilled, NorthStar has adopted this Code as well as its Employee Policies and Procedures and information securities policies, and each Affiliated Company has adopted its own Privacy Policy. All Supervised Persons are required to adhere to each of these policies, as relevant. As explained further in Section IX, all Supervised Persons are prohibited from disclosing confidential information concerning NorthStar, including any trade secrets or other proprietary information, including materials marked for internal use only.

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V.	Prohibition Against Insider Trading

A.	Introduction

Trading Securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and NorthStar to stringent penalties. Criminal sanctions may include significant fines and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and NorthStar may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to Securities trading and information handling by Supervised Persons and their Family Members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.	General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by NorthStar) (“Client Accounts”), while in the possession of material, nonpublic information, nor may any personnel of NorthStar communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer or his/her designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

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You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to NorthStar's Securities recommendations and client Securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the Securities on behalf of yourself or others, including Client Accounts.

•	Do not communicate the information inside or outside NorthStar, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue and consulted with legal counsel as necessary, NorthStar will determine whether the information is material and nonpublic and, if so, what action NorthStar will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and NorthStar.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. NorthStar may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of NorthStar or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, NorthStar must make a judgment as to its further conduct. To protect yourself, your clients and NorthStar, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading

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during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of NorthStar and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although NorthStar does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain Securities.

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VI.	Personal Securities Transactions

A.	General Policy

The following principles governing personal investment activities by Access Persons have been adopted:

•	The interests of client accounts will at all times be placed first;

•	All personal Securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access Persons must not take inappropriate advantage of their positions.

B.	Covered Accounts

The specific procedures relating to maintaining Accounts that can transact business in Reportable Securities are set forth below and apply not only to Access Persons themselves, but also to their Family Members. It is the responsibility of the Access Person to adhere to the “Reporting Requirements” set forth in Section

VI.E   below. Additionally, Schedule D contains a list of the typical account types that would need to be reported through Schwab CT.

1.	Designated Custodians

Except as set forth below, Access Persons must maintain personal brokerage and trading accounts with a “Designated Custodian” included on the list set forth in Schedule B. Accounts trading in shares of open- end investment companies (i.e., mutual funds) (excluding ETFs) may also be custodied directly with the respective fund company. If you are a new Access Person, you must transfer your Account to a Designated Custodian within thirty (30) days from becoming an Access Person unless otherwise approved by the Chief Compliance Officer or his/her designee. You are responsible for costs associated with transferring your personal Account. All new brokerage and trading Accounts must be established with a Designated Custodian.

The Chief Compliance Officer, at his/her discretion, may approve the maintenance of a personal brokerage or trading account through a custodian that is not a “Designated Custodian”; provided, that any Access Person who receives such approval shall be assessed a maintenance fee or such other fee, as assessed by ByAllAccounts (the “Maintenance Fee”) per registration maintained at any such non-Designated Custodian and such Access Person shall be responsible for authenticating such Account in the Schwab CT system to ensure that transaction information on any such Accounts are electronically downloaded into the Schwab CT system for review and monitoring purposes. The Maintenance Fee is a fee charged by ByAllAccounts to NorthStar for maintaining such accounts (the fee is currently $100 per year, subject to change at any time in the discretion of ByAllAccounts). To the extent an electronic feed cannot be established for any such Account, the Access Person will need to follow an alternative reporting process specified by the Chief Compliance Officer.

2.	Third Party Managed Accounts
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The establishment of Third Party Managed Accounts requires pre-approval by the Chief Compliance Officer or his/her designee. To request approval, an Access Person must follow the instructions to “Add a New Account” in the Schwab CT system. Approval or rejection of the Account will typically be sent via email through the Schwab CT system back to the requester.

C.	Trading Rules

The specific procedures relating to trading in Accounts are set forth below and require, among other things, the reporting of securities transactions and holdings, as well as the pre-approval of certain types of transactions. These procedures apply to transactions for Access Persons themselves, as well as transactions for Family Members.

•	General Pre-Clearance Requirements

An Access Person may not, directly or indirectly, acquire or dispose of Beneficial Ownership of a Reportable Security in an Account unless: (i) such purchase or sale has been approved by the Chief Compliance Officer or his/her designee; (ii) the approved transaction is completed within two business days in accordance with this Code after approval is received unless otherwise approved by the Chief Compliance Officer or his/her designee; and (iii) the Chief Compliance Officer or his/her designee has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted. Schedule D contains a list of the types of securities that are typically subject to pre-clearance if traded in a covered Account.

Clearance must be obtained by entering the request in the Schwab CT system or as otherwise designated by the Chief Compliance Officer. The Schwab CT system will generate an automatic approval for trades that do not pose any conflicts and certain other trades may be subject to manual review by the Chief Compliance Officer or his/her designee. Clearance will be obtained by receiving approval in the Schwab CT system or other process designated by the Chief Compliance Officer. The Chief Compliance Officer, or his/her designee, monitors all transactions by all Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any Access Persons of the obligation to abide by the provisions, principles and objectives of this Code.

•	Exemptions from Pre-Clearance Requirements

Certain types of transactions in Reportable Securities do not present the sort of risks that require pre- clearance at this time; however, Accounts holding such Reportable Securities are still subject to the reporting requirements set forth in the “Covered Accounts” section above and may be subject to certain reporting obligations described in Section IV.E below. In connection with its review and evaluation of information reported for such exempted transactions, the Chief Compliance Officer reserves the right to change this policy generally or with respect to any individual Access Person at any time. The following transactions generally do not require pre-clearance unless otherwise specified by the Chief Compliance Officer:

•	Transactions in Reportable Securities in pre-approved Third Party Managed Accounts;
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•	Transactions in Reportable Securities that result solely from Automatic Investment Plans; provided, that the initial establishment of an Automatic Investment Plan and any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be pre-cleared; and
•	Transactions in shares of open-end registered investment companies (i.e., mutual funds) but excluding ETFs, Restricted Funds, unit investment trusts, and variable and fixed annuities.

•	Pre-Clearance Rules and Trade Activity Review

The following rules provide the basis for approval or denial decisions granted by the Chief Compliance Officer or his/her designee of personal securities transactions in Reportable Securities in covered Accounts. Pre-clearance approval is effective for up to two business days after approval depending on the timing of submission. For purposes of calculating the two business day requirement, Schwab CT considers the first business day to be the day of approval if that approval is received during business hours. For example, if you pre-clear a trade at market open on a Monday, you’d have until market close on Tuesday to complete. If you pre-clear a trade over the weekend, you would also have until market close on Tuesday to complete; however, if you pre-clear a trade immediately prior to market close on a Monday, you’d still only have until market close on Tuesday to complete. If you pre-clear a trade after market hours on Monday, you’d then have until market close on Wednesday to complete. Pre-clearance is granted via Schwab CT, or if Schwab CT is unavailable, by email from the Chief Compliance Officer or his/her designee.

•                     Black-out Period—No Investment Personnel shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within three (3) calendar days of the purchase or sale of the same Security by a NorthStar client under such Investment Personnel’s supervision or a NorthStar client for whom such Investment Personnel otherwise participates in decision making or obtains information in connection with the purchase or sale of Securities. (For example, if a NorthStar client trades in a Security on day one, day four is the first day the Investment Personnel may trade in such Security for an Account he or she has Beneficial Ownership.) In the event a Securities transaction is executed in a NorthStar client account within three (3) calendar days after an Investment Personnel executed a transaction in the same Security, the Chief Compliance Officer, or his/her designee, will review such Investment Personnel’s and the client’s transactions to determine whether any fiduciary duties to the client have been violated. If the Chief Compliance Officer or his/her designee is not satisfied that the Investment Personnel effected his or her trade without knowledge of the impending client transaction, the Investment Personnel may be required to submit a trade to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences based on the investigation and decision of the Chief Compliance Officer.

•	Pre-Clearance Required for Participation in IPOs

No Supervised Person shall acquire any Beneficial Ownership in any Securities in an Initial Public Offering for his or her Account, as defined herein without the prior written approval of the Chief Compliance Officer or his/her designee after being provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

•         Pre-Clearance Required for Private or Limited Offerings

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No Supervised Person shall acquire Beneficial Ownership of any Securities in a Limited Offering or private placement without the prior written approval of the Chief Compliance Officer or his/her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

D.	Holding Period Requirements

Access Persons cannot sell a Reportable Security within less than 30 days of its purchase or purchase a Reportable Security within less than 30 days of its sale. Approved Securities purchased in an Initial Public Offering also must be held for at least 30 days. Hardship exceptions to this 30-day holding period requirement may be granted at the discretion of the Chief Compliance Officer or his/her designee.

E.	Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports relating to their Account(s) to the Chief Compliance Officer or his/her designee that must contain the information described below. Access Persons are responsible for reporting on any new Account(s) within thirty (30) days of the assignment of an account number to such Account from the brokerage firm/custodian and the availability of an account statement. No transactions may occur in any new Account prior to its approval by the Chief Compliance Officer or his/her designee.

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report through Schwab CT containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of Security, number of shares and principal amount (if applicable) of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank, account name, account number and location with whom the Access Person maintained an Account in which any Securities were held; and

•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2.	Annual Holdings Report

Every Access Person shall, no later than January 30th each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

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3.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

•	With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership:

o	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;
o	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
o	The price of the Reportable Security at which the transaction was effected;
o	The name of the broker, dealer or bank with or through whom the transaction was effected; and
o	The date the report is submitted by the Access Person.

The quarterly transaction report must also contain the name of the broker, dealer or bank with whom the Access Person established any account during the period in which Securities are held and the date the Account was established.

4.  Exempt Transactions

A Supervised Person may not need to submit an initial holdings report, an annual holdings report, or a quarterly transaction report, and may be exempted from the above pre-clearance or holding period requirements, with respect to transactions effected for Securities held in any account over which the Supervised Person has no direct or indirect influence or control; provided, however, that in determining that a Supervised Person has no direct or indirect influence or control over a trust or Third Party Managed Account, the following shall be certified each quarter by the Supervised Person:

•	That the Supervised Person does not suggest or direct and did not in the most recent quarter suggest or direct that a third-party discretionary manager or trustee serving the Account make any particular purchases or sales of securities for the Account; and

•	That the Supervised Person did not in the most recent quarter consult with the trustee or third-party discretionary manager serving the Account as to the particular allocation of investments to be made in the Account.

In determining that a Supervised Person has no direct or indirect influence or control over a trust or Third Party Managed Account and in addition to the quarterly certifications, NorthStar may:

•	Require the Supervised Person to provide information about a trustee or third-party discretionary manager’s relationship with such Supervised Person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm); and
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•	On a periodic or sample basis, request reports on holdings and/or transactions made in the trust or discretionary account; provided, that annual holdings reports will be required for all Third Party Managed Accounts in which Reportable Securities may be held.

Unless otherwise required by the Chief Compliance Officer, a Supervised Person need not submit quarterly transaction reports with respect to transactions effected pursuant to (i) an Automatic Investment Plan, or

(ii) with respect to transactions that would duplicate information contained in Securities transaction confirmations or brokerage account statements that NorthStar holds in its records so long as NorthStar receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or his/her designee will monitor and review all reports required under this Code for compliance with NorthStar's policies regarding personal Securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Supervised Persons regarding personal Securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by NorthStar. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by other compliance or legal personnel responsible for oversight of this Code. The Chief Compliance Officer shall routinely, via the Schwab CT system, identify all Supervised Persons who are required to file reports pursuant to this Code and will inform such Supervised Persons of their reporting obligations. The Chief Compliance Officer may exempt temporary or part time NorthStar employees or independent contractors from certain reporting requirements of this Code if they are determined not to be an Access Person.

•	Employee Transactions in NorthStar 401(k) Account—While an employee participating in NorthStar’s 401(k) plan ordinarily is not required to report transactions occurring in such employee’s respective 401(k) account, the Chief Compliance Officer or his/her designee reserves the right to monitor such accounts for any abusive trading practices that would violate this Code, including an employee’s investment allocation changes within his/her NorthStar 401(k) account as they relate to investments in Restricted Funds. For the avoidance of doubt, it is a violation of this Code for an employee to change an allocation to Restricted Funds within his/her NorthStar 401(k) account on the basis of non-public information such employee may have regarding Restricted Funds.
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VII.	Interested Transactions

No Supervised Person shall recommend any Securities transactions for a client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation:

•	any direct or indirect Beneficial Ownership of any Securities of such issuer;

•	any contemplated transaction by such person in such Securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
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VIII.	Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. NorthStar has adopted the policies set forth below to guide Supervised Persons in this area.

A.	General Policy

NorthStar's policy with respect to gifts and entertainment is as follows:

•	Supervised Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions the Supervised Persons or the recipients must make in business transactions involving NorthStar, or that others might reasonably believe would influence those decisions. Entertainment that satisfies these requirements and conforms to generally accepted business practices is permissible.

•	Modest gifts and favors (e.g., those valued at under $100), which would not be regarded by others as improper, may be accepted or given on an occasional basis.

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

B.	Reporting Requirements

•	Any Supervised Person who accepts, directly or indirectly, anything of value (other than attendance fees or travel related reimbursements in connection with the participation at an industry related conference or seminar) from any person or entity that does business with or on behalf of NorthStar, including gifts and gratuities, must obtain consent from the Chief Compliance Officer or his/her designee before accepting such gift. Such consent must be requested and tracked through the Schwab CT reporting system. In the event the circumstances do not permit you to obtain consent prior to accepting such gift, you must notify the Chief Compliance Officer as promptly as possible.

•	This reporting requirement applies to all entertainment, regardless of whether you are accompanied by the person or representative of the entity that does business with NorthStar; however, this reporting requirement does not apply to bona fide dining if, during such dining, you are accompanied by the person or representative of the entity that does business with NorthStar.

•	This gift reporting requirement is for the purpose of helping NorthStar monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.
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IX.	Protecting the Confidentiality of Client Information

A.	Confidential Client Information

In the course of providing its services, NorthStar gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by NorthStar to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to NorthStar's current or former clients, is subject to this Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

B.	Non-Disclosure of Confidential Client Information

All information regarding NorthStar's clients is confidential. Information may only be disclosed when the disclosure is consistent with NorthStar's policies and the client's direction. NorthStar does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. NorthStar will require that any financial intermediary, agent or other service provider utilized by NorthStar (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by NorthStar only for the performance of the specific service requested by NorthStar;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over NorthStar, or as otherwise required by any applicable law. In the event NorthStar is compelled to disclose Confidential Client Information, NorthStar shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, NorthStar shall disclose only such information, and only in such detail, as is legally required; or

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

C.	Employee Responsibilities

All employees are prohibited, either during or after the termination of their employment from disclosing Confidential Client Information to any person or entity outside NorthStar, including Family Members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with NorthStar, must return any and all such documents to NorthStar.

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Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

D.	Security of Confidential Personal Information

NorthStar enforces the following policies and procedures to protect the security of Confidential Client Information:

•	NorthStar restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide NorthStar's services to clients.

•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons.

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

E.	Privacy Policy

NorthStar has adopted a privacy policy to comply with SEC Regulation S-P, which requires the adoption of policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic personal information,” under Regulation S-P includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions and information obtained in providing products or services. The policies and procedures adopted by NorthStar serve to safeguard the information of natural person clients.

F.	Enforcement and Review of Confidentiality and Privacy Policies

The legal department of NorthStar is responsible for reviewing, maintaining and enforcing NorthStar's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the legal department.

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X.	Service as a Director

Except with respect to Supervised Persons solely as a result of their service as a non-employee director, manager, or officer, or their engagement as an independent contractor, no Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be consistent with the interest of NorthStar's clients. Where board service is approved NorthStar shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

XI.	Certification

A.	Initial Certification

All Supervised Persons will be provided with a copy of this Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of this Code; (ii) read and understand all provisions of this Code; (iii) agreed to abide by this Code; and (iv), reported all account holdings as required by this Code.

B.	Amendments

All Supervised Persons shall receive any amendments to this Code and agree to abide by this Code as amended.

C.      Annual Certification

All Supervised Persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of this Code, as amended; (ii) complied with all requirements of this Code; and (iii) submitted all holdings and transaction reports as required by this Code.

D.	Further Information

Supervised Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to this Code or the policies established herein.

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XII.	Records

The Chief Compliance Officer, in conjunction with the NorthStar legal department, shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by NorthStar which is or has been in effect during the past five years;

•	A record of any violation of any code of ethics adopted by NorthStar and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, including any brokerage confirmations, account statements or data feeds made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, Access Persons; and

•	A record of any decision and reasons supporting such decision to approve a Supervised Persons' acquisition of Securities in Initial Public Offerings and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.
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XIII.	Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or his/her designee all apparent violations of this Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of this Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of this Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of the securities laws or rules, he/she may, in his/her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment. In accordance with the Defend Trade Secrets Act of 2016 and other applicable law, nothing in this Code restricts disclosure of trade secrets to the government in relation to the investigation of a known or reasonably suspected violation of applicable law.

If a Supervised Person does not wish to report an apparent violation or unethical behavior to the Chief Compliance Officer, such Supervised Person can utilize the NorthStar Whistleblower/AlertLine (“AlertLine”).

Unethical behavior can include violations of federal, state or local laws; any material violation of this Code; billing for services not performed or for goods not delivered; and other fraudulent financial reporting. Illegal or dishonest activities may be related to: diversity, equal opportunity and respect in the workplace; employee relations (inappropriate behavior/unfair employment practices); health and safety; misuse or misappropriation of assets or information; violations of SEC and FINRA rules and policies; and/or policy and process integrity.

The AlertLine is not a substitute for meaningful communication between the Supervised Person and their manager. The Chief Compliance Officer or the Supervised Person’s manager is often the best and safest option for discussing concerns of an ethical nature. If, however, a Supervised Person believes that to be inappropriate in their case, they can report ethical misconduct or simply get more information by logging on to https://northstar.alertline.com or by calling the AlertLine at 1-855-343-6082.

The AlertLine is confidential, easy to use, and is operated by a third-party provider, which specializes in this type of service. Supervised Persons will have two options for reporting concerns: 1.) Online by logging on to the website at https://northstar.alertline.com and filling in important information fields regarding the nature of the report, or 2.) Call the AlertLine number at 1-855-343-6082 to speak with a live operator, who will ask relevant questions. Calls are toll-free and both methods are available 24 hours a day, seven days a week. Regardless of which method an employee chooses, the AlertLine system will prepare a report and forward it to the appropriate person for review and, if necessary, investigation.

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XIV.	Ethics Training

The Chief Compliance Officer or his/her designee will provide training to all Supervised Persons on at least an annual basis regarding the topics included in this Code. It shall be the responsibility of the Chief Compliance Officer to ensure that evidence of any communication and training conducted, including specified dates and attendees. Such training can be provided in-person or electronically, at the Chief Compliance Officer’s discretion.

With respect to employees and associated persons of GAF, the ethics training shall include, but not be limited to, the following:

•	An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;

•	GAF’s obligation to the public to observe just and equitable principles of trade;

•	How to act honestly and fairly and with due skill, care, and diligence in the best interest of customers and the integrity of the markets;

•	How to establish effective supervisory systems and internal controls;

•	Obtaining and assessing the financial situation and investment experience of customers;

•	Disclosure of material information to customers; and

•	Avoidance, proper disclosure, and handling of conflicts of interest.
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Schedule A

Schedule of Affiliated Companies

NorthStar Financial Services Group, LLC (subsidiaries and affiliates)

Blu Giant, LLC CLS Investments, LLC

Constellation Trust Company Gemini Alternative Funds, LLC Gemini Fund Services, LLC Gemini Hedge Fund Services, LLC

Northern Lights Compliance Services, LLC Northern Lights Distributors, LLC NorthStar CTC Holdings, Inc.

Orion Advisor Services, LLC

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Schedule B Designated Custodians*

TD Ameritrade, Inc. E*Trade

Scottrade Fidelity

Charles Schwab & Co., Inc.

*Please note that this list may be amended at the Chief Compliance Officer’s discretion.

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Schedule C Frequently Asked Questions

About Code of Ethics

Persons Subject to Code:

1.	Why are some Code requirements applicable to “Supervised Persons” while others refer to “Access Persons”? As a NorthStar employee, what applies to me?

Under applicable regulatory requirements, certain provisions of the Code are required to be applicable to “Supervised Persons” while others are focused on “Access Persons”. You are a “Supervised Person” if you are an employee or officer of NorthStar, an independent contractor working with NorthStar who obtains confidential information regarding NorthStar’s clients as part of your engagement, or you provide advice on behalf of NorthStar and you’re subject to NorthStar’s supervision and control. “Access Persons” are a subset of this group who are given access to nonpublic information regarding any client’s purchase or sale of Securities, nonpublic information regarding the portfolio holdings of any Restricted Fund, or you’re involved in making Securities recommendations to clients. In reality, because of the close affiliation of our Affiliated Companies, almost every “Supervised Person” will also be considered an “Access Person”. Non-employee NorthStar directors/managers and registered representatives of NLD who do not make Securities recommendations to NLD clients are the primary examples of individuals who would be considered “Supervised Persons” but not “Access Persons”.

Bottom Line: If you are an employee of NorthStar or any of its Affiliated Companies, all provisions of the Code apply to you with very limited exception.

Accounts Covered by Code:

1.	What accounts do I need to disclose on Schwab CT?

Any Account of an employee or their Family Members and any Account in which he or she has Beneficial Ownership, such as trust and custodial accounts or other accounts in which you exercise investment discretion should be disclosed. Please note that for this purpose, “Family Member” includes not only relatives by blood, marriage, or otherwise, but also an unrelated individual who either resides with, is financially dependent upon, or whose investments are controlled by you, such as a “significant other”. Any questions regarding the coverage of non-Family Members will be reviewed on a case-by-case basis.

There are limited exceptions to this definition that include your NorthStar 401(k) account and any account that you do not exercise control over, as further explained in Section VI.E.5 of the Code. For example, if you are the beneficiary of a trust but have no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management, such “blind trust” account would be excluded from the disclosure requirement.

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NorthStar does not need information about your checking and savings accounts maintained at a bank, credit union or trust company, unless these accounts maintain Security holdings.

2.	What if I am a beneficiary on an account?

If you are named as a beneficiary on an account or trust but have no knowledge or control of the specific actions taken by the trustee and no right to intervene in the trustee’s management, you would not have to disclose the trust account. If you have more contact with the account or trust, you may need to disclose the account on Schwab CT, but you may not have to pre-clear transactions until you become in control of the assets. These situations will be reviewed on a case-by-case basis.

3.	How do I disclose an account in Schwab CT?

On your first day of employment, you will receive an email from Schwab CT prompting you to login and complete the required attestations as a new employee. One of your attestations will require you to disclose any accounts you or any Family Member have. For any non-brokerage accounts, you are required to upload a copy of the most recent quarterly or monthly statement. (Non-brokerage accounts would include accounts held directly at a mutual fund, college savings plan account, etc.)

4.	Are there restrictions on the custodians that can hold my trading Account?

Yes, please refer to Section VI.B.1 which contains NorthStar’s policy on Designated Custodians. You can find the list of current Designated Custodians on Schedule B; however, please note that the Chief Compliance Officer has discretion to amend this list as necessary in his or her sole discretion.

5.	Why do my personal brokerage and trading Accounts have to be held at a Designated Custodian?

By using a Designated Custodian, NorthStar is able to obtain daily feeds of trade activities in Accounts, which assists us in administering the Code effectively and efficiently.

6.	If my Family Member or I have Accounts at firms not listed on Schedule B, will they have to be moved?

Yes, unless the Account is a non-brokerage account holding Securities such as accounts held directly at a mutual fund, college savings plan account, etc., the Account must be transferred within 30 days from initial commencement of employment unless otherwise authorized by the Chief Compliance Officer or his/her designee. With non-brokerage accounts, you will need to upload a copy of a recent statement for each Account.

7.	If my current brokerage firm charges me a fee to move my Account, will NorthStar pay that fee?

No, you will have to pay any fees associated with transferring your Account.

8.	What if I have a Third Party Managed Account?
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The establishment of a Third Party Managed Account requires pre-approval by the Chief Compliance Officer or his/her designee. To request approval, please follow the instructions to “Add a New Account” in the Schwab CT System.

Pre-Clearance:

1.	How do I submit a pre-clearance request for a trade?

Pre-clearance requests must be approved by the Chief Compliance Officer or his/her designee prior to executing and can be submitted through the Schwab CT system by clicking on “Create a pre-clearance” on the home screen under “Quick Links”.

2.	How long do I have to complete my trade after it has been pre-cleared?

Pre-clearance approval is effective for up to two business days after approval depending on the timing of submission. For purposes of calculating the two business day requirement, Schwab CT considers the first business day to be the day of approval if that approval is received during business hours. For example, if you pre-clear a trade at market open on a Monday, you’d have until market close on Tuesday to complete. If you pre-clear a trade over the weekend, you would also have until market close on Tuesday to complete; however, if you pre-clear a trade immediately prior to market close on a Monday, you’d still only have until market close on Tuesday to complete. If you pre-clear a trade after market hours on Monday, you’d then have until market close on Wednesday to complete.

3.	If I want to purchase a mutual fund, do I have to get permission/approval first?

No, unless the fund is an ETF or a Restricted Fund.

4.	If I want to sell a security (or close out an option position) I purchased before I started working here, does this trade require pre-clearance?

Yes, all trades (buy or sell orders) made while you are an Access Person of NorthStar must be pre-cleared.

5.	If I place a trade while I am out of the office (on vacation for example), do I need to seek a pre-clearance approval request?

Yes, all trades (buy or sell orders) made while you are an Access Person of NorthStar must be pre-cleared, regardless of your location.

6.	If my spouse places a trade, not me, do I still need a pre-clearance approval request?

Yes, regardless of who places the trade, pre-clearance for trades in Reportable Securities in your Accounts or the Accounts of your Family Members must always be received.

7.	I executed a trade in my Account yesterday and entered in a pre-clearance request this morning, is that okay?

No. You must always seek pre-clearance approval before placing any trades in your Account.

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8.	I want to place a limit order, stop order, or stop-limit order but I only have up to two business days to execute my trade, does this mean I have to seek pre-clearance approval every day?

The initial establishment of such an order would require pre-clearance; however, if the terms of such order remain unchanged and the order remains active, it is not necessary to withdraw and re-submit the same order if it is not executed within two business days, unless required by the Chief Compliance Officer or his/her designee. Such orders will be held open for twenty-five business days if no changes are made. After the conclusion of the twenty-five business days, you will need to withdraw and resubmit the order for pre-clearance again. Any changes to an outstanding limit order, stop order, or stop-limit order would need to be submitted for pre-clearance approval.

9.	How long does it take for a pre-clearance request to be approved or denied?

Pre-clearance requests are reviewed and approved or denied within 24 hours; however, such requests are generally approved or denied much sooner than 24 hours.

10.	Do I need pre-clearance if trades occur in my Third Party Managed Account?

If your Third Party Managed Account has been pre-approved by the Chief Compliance Officer or his/her designee, it is not necessary to pre-clear trades if all activity in the Account occurs at the discretion of the third party manager only. However, you will need to comply with the reporting requirements for such a Third-Party Managed Account and ensure that your most recent statement is uploaded on an at least an annual basis for such Account (or more frequently if deemed necessary by the Chief Compliance Officer).

11.	Can I buy shares of an Initial Public Offering (IPO)?

You may not acquire shares of an IPO unless you receive prior written approval from the Chief Compliance Officer or his/her designee through the Schwab CT system. You are required to provide full details of the proposed transaction and certify that this opportunity did not arise through activities on behalf of a client. Please note, this restriction applies to spouses, children, and other Family Members and their Accounts. This also applies to private or Limited Offerings.

Holding Requirements:

1. How long must I hold a Reportable Security or wait before purchasing a Reportable Security?

You cannot sell a Reportable Security within 30 days of its purchase or purchase a Reportable Security within less than 30 days following its sale. This requirement also applies to Reportable Securities transactions in an Account for one of your Family Members.

Reporting Requirements:

1. What are my quarterly and annual reporting obligations?

On an ongoing basis, you will be prompted to certify your understanding and compliance with the reporting requirements of the Code on a quarterly basis. Reporting through Schwab CT to confirm your covered Accounts and investments/transactions is also completed on a quarterly basis.

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In addition, you are subject to an annual requirement to update your current holdings in your Accounts and provide your most recent Account statement. This requirement applies even to Third-Party Managed Accounts and other Accounts you are required to disclose but for which transactions are excluded from the pre-clearance requirement.

Further, with respect to Third-Party Managed Accounts or other Accounts for which you have no direct control or influence, you must also confirm your lack of control over such Accounts on a quarterly basis.

Gifts and Entertainment:

1.	May I accept gifts?

You should not accept or provide any gifts that may influence, or be motivated by, certain employee decisions. Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis; provided that all gifts should be logged into Schwab CT, regardless of value.

2.	Are there any exceptions to the reporting of gifts?

There are limited exceptions to the Code’s requirement to provide information on any gifts received/given in Schwab CT for approval and you should generally report all gifts in Schwab CT, regardless of the circumstances. Please note, however, that personal gifts such as a wedding gift or a congratulatory gift for the birth of a child would generally not be considered a reportable gift unless the gift is in relation to your business with the third party.

3.	What is my reporting obligation with respect to entertainment?

All entertainment that is received in connection with a business relationship must be reported, regardless of value and regardless of whether you are accompanied by the person or representative of the entity that does business with NorthStar. For example, if a business contact provides you tickets to a concert, you must disclose the concert tickets in Schwab CT. This requirement applies regardless of whether the business contact attends the entertainment with you. Note that there is an exception for meals with business contacts. Industry conferences also are typically excluded from being considered entertainment even if entertainment (e.g., golf) is included as part of the conference agenda as long as the entertainment is generally offered to all conference participants.

4.	Schwab CT asks me to include a value of the gift/entertainment I’m reporting. What if I don’t know the value?

In general, gifts and entertainment should be valued at the higher of the cost or market value, exclusive of tax and delivery charges. When valuing tickets, you should use the higher of cost or face value and include not only the value of your ticket but also any other tickets given for your use. For example, if you are given two tickets to the College World Series from a business contact and you take your spouse, you should include the value of both tickets in your Schwab CT report.

Schwab CT Administration:

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1.	What is my Schwab CT password?

If you have forgotten your Schwab CT password, please click on the “forgot password” link on the Schwab CT login page and a new password will be emailed to you. Your compliance department will not have your password.

2.	How do I know if I’ve completed all of my compliance affirmations in Schwab CT?

The Home page of Schwab CT will show you any outstanding items. Should an item be listed, you must click on that item and complete any required actions.

Code Violations:

1. What are the repercussions of a violation of the Code of Ethics?

Each violation of the Code is considered in relation to the facts and circumstances to determine the materiality of a particular violation. The Chief Compliance Officer will report to senior management all apparent material violations of the Code. Senior management shall consider any Code violations and determine what sanctions, if any, should be imposed. Possible sanctions include reprimands, monetary fines or assessments, or suspension or termination of an employee’s employment with NorthStar.

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Schedule D

Summary of Reporting Requirements

I.	Account Reporting Requirements

This list is not all inclusive and may be updated from time to time. Accounts are required to be reported in Schwab CT initially and within 30 days of opening.

Account Type	Reporting Required?*
Brokerage at Designated Custodian	Yes
Brokerage at non-Designated Custodian (requires specific approval)	Yes
Non-Brokerage	Yes
Mutual Fund (non-ETF and non-Restricted Fund)	Yes
ETF	Yes
DRIP (Dividend Reinvestment Program)	Yes
ESOP (Employee Stock Option Plan)	Yes
401(k) (excluding NorthStar 401(k))	Yes
Family Member’s 401(k) or Other Employer- Sponsored Retirement Plan Account	Yes
Third Party Managed Account	Yes
Qualified Tuition Programs (such as 529 Plan)	Yes
Variable Annuities	Yes
Certificates of Deposit	No
Currency	No
Checking or Other Non-Securities Bank Account	No

*If “Yes”, then reporting is required for your Accounts, your Family Members’ Accounts, and any other person’s Accounts where you may have Beneficial Ownership.

II.	Pre-Clearance and Reporting by Security Type

This list may not be all inclusive and may be updated from time to time.

Security Type	Pre-Clearance Required?	Quarterly Transaction Report Required?	Annual Holdings Report Required?
Equity Securities (Common, Preferred, Convertible)	Yes	Yes	Yes
Fund (excluding ETF and Restricted Fund)	No	No	Yes
ETF	Yes	Yes	Yes
Restricted Fund	Yes	Yes	Yes
Warrants	Yes	Yes	Yes
36

Rights	Yes	Yes	Yes
Municipal Bond Securities	Yes	Yes	Yes
Corporate Bond Securities	Yes	Yes	Yes
High Yield Securities	Yes	Yes	Yes
U.S. Treasury Securities	No	No	No
Non-Government Debt Securities	Yes	Yes	Yes
Foreign Government Issued Securities	Yes	Yes	Yes
Money Market Instruments	No	No	No
Limited Offerings (e.g., private placements)	Yes	Yes	Yes
Security Futures	Yes	Yes	Yes
Options, Forwards, and Futures on Commodities	No	No	No
Options on Securities	Yes	Yes	Yes
Options on Securities Indexes	No	No	No
Futures on Securities Indexes	No	No	No
Interests in Variable Annuity Products	No	Yes	Yes
American Depositary Receipts (ADRs)	Yes	Yes	Yes
Certificates of Deposit	No	No	No
Commercial Paper	No	No	No
Currency	No	No	No